EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 5 to Registration Statement No. 333-150612 of our report dated February 20, 2009, relating to the consolidated balance sheet of Moody National REIT I, Inc. and subsidiary, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
March 27, 2009